UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2014

EXCEL TRUST, INC.

EXCEL TRUST, L.P.

(Exact name of registrant as specified in its charter)

Maryland Delaware	001-34698 (Excel Trust, Inc.) 000-54962 (Excel Trust, L.P.)	27-1493212 (Excel Trust, Inc.) 27-1495445 (Excel Trust, L.P.)
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

17140 Bernardo Center Drive, Suite 300

San Diego, California 92128

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 613-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 17, 2014, Excel Trust, L.P. (the “Operating Partnership”), the operating partnership subsidiary of Excel Trust, Inc. (the “Company”), received confirmation that due diligence and related contingencies had been substantially completed under a purchase and sale agreement previously entered into with an unrelated third party seller. Pursuant to the purchase agreement, the Operating Partnership has agreed to acquire three retail shopping centers located in the Mountain West region. The aggregate purchase price for the acquisition, excluding closing costs, is approximately $223.3 million in cash. The Operating Partnership has also entered into an agreement to sell one of the three properties to another third party concurrently with the closing for a sale price of approximately $74.9 million in cash.

The two shopping centers the Company expects to retain at closing comprise a total of approximately 839,216 square feet. Major tenants of the shopping centers include Babies“R”Us, Bed Bath & Beyond, Dick’s Sporting Goods, DSW, Jo-Ann Fabric and Craft, Michaels, OfficeMax, Petco, Ross Dress for Less, Smith’s Food & Drug, Sports Authority, Toys“R”Us, Ulta Beauty and Walmart.

The Company expects to fund the acquisition from available cash and borrowings under its unsecured line of credit. The Company can offer no assurances that the acquisition, or the concurrent disposition of one of the properties, will close on the terms described herein, or at all. The transactions have been, and continue to be, subject to the satisfaction of customary closing conditions.

The foregoing description of the acquisition does not purport to be complete and is qualified in its entirety by reference to the full text of the purchase agreement, which will be filed as an exhibit to the Company’s and Operating Partnership’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Date: September 17, 2014	EXCEL TRUST, INC.

	By:	/s/ Eric Ottesen
	Name:	Eric Ottesen
	Title:	Senior Vice President, General Counsel and Secretary

EXCEL TRUST, L.P.

By:	Excel Trust, Inc.
Its General Partner

By:	/s/ Eric Ottesen
Name: Title:	Eric Ottesen Senior Vice President, General Counsel and Secretary